EXHIBIT 2

RMF REIMBURSEMENT AGREEMENT

THIS RMF REIMBURSEMENT AGREEMENT (this “Agreement”) dated as of July 17 , 2003 is between Reginald M. Fountain, Jr. (“RMF”) and Brunswick Corporation (“Brunswick”).

RECITALS

Brunswick, RMF, Fountain Powerboat Industries, Inc. and Fountain Powerboats, Inc. are parties to a Master Agreement dated as of July 17 , 2003 (as amended or otherwise modified from time to time, the “Master Agreement”). Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Master Agreement.

As contemplated by the Master Agreement, RMF and Brunswick have guaranteed all liabilities of the Company under the Loan Agreement.

RMF will materially benefit from the Loan Agreement and Brunswick’s guaranty of the Bank Liabilities and has agreed to reimburse Brunswick for certain payments which may be made by Brunswick under the Brunswick Guaranty or the Contingent Purchase Agreement.

RMF acknowledges and agrees that Brunswick would not have issued the Brunswick Guaranty absent RMF’s agreement to reimburse Brunswick pursuant to this Agreement.

AGREEMENTS

In consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties hereto agree as follows:

Agreement to Reimburse Payments. RMF unconditionally and irrevocably agrees that he will, immediately upon demand, reimburse Brunswick for all amounts in excess of $14,700,000 which Brunswick may pay to the Bank (i) to purchase the Loan and the other Bank Liabilities pursuant to the Contingent Purchase Agreement or (ii) pursuant to the Brunswick Guaranty (any such payment made by Brunswick in excess of such amount, a “Reimbursable Payment”). RMF further agrees to pay, immediately upon demand, all costs and expenses paid or incurred by Brunswick in enforcing this Agreement and collecting the amount of any Reimbursable Payment from RMF (including, without limitation, reasonable attorneys’ fees and charges).

Procedure for Reimbursement. Brunswick shall give written notice to RMF of the making of, and the amount of, any Reimbursable Payment. Immediately (and in any event within five business days) upon receipt of such notice, RMF shall reimburse Brunswick for the amount of such Reimbursable Payment by delivery of immediately available funds to such bank and account as Brunswick may reasonably specify.

Interest on Unpaid Amounts. To the extent RMF fails to reimburse Brunswick for any Reimbursable Payment within one business day after notice thereof pursuant to Section 2 (and without limiting RMF’s obligation to pay Brunswick the amount of such payment), RMF shall pay interest on the unreimbursed amount at a rate per annum equal to the sum of the prime rate (the “Prime Rate”) announced by the Bank from time to time at its principal office in Charlotte (changing as and when the Prime Rate changes) plus 3%.

Obligations Unconditional, etc. The obligations of RMF hereunder are unconditional, irrevocable and absolute and shall remain in full force and effect until all commitments of the Bank under the Loan Agreement have terminated and all Bank Liabilities have been paid in full.

Reinstatement of Obligations. RMF agrees that if at any time all or any part of any payment theretofore applied to any of the Bank Liabilities is or must be rescinded or returned by the Bank or Brunswick for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of the Company or RMF), such Bank Liabilities shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Bank or Brunswick, and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such Bank Liabilities, all as though such application by the Bank or Brunswick had not been made.

Delay of Subrogation. Notwithstanding any payment made by or for the account of RMF pursuant to this Agreement, RMF shall not be subrogated to any right of the Bank or Brunswick against the Company until such time as all Bank Liabilities have been paid in full in cash and, if applicable, Brunswick has received payment in full in cash of all amounts paid by Brunswick under the Brunswick Guaranty and/or the Contingent Purchase Agreement together with, in the case of any payment under the Brunswick Guaranty, interest thereon (from and including the date of payment by Brunswick to but excluding the date Brunswick is reimbursed therefor) at the same rate per annum as would have been applicable to the Bank Liabilities paid by Brunswick (or, in the absence of such a rate, at the Prime Rate plus 3%).

Amendments, etc. This Agreement may be amended, modified or supplemented, but only in writing signed by each party hereto.

Notices. All notices hereunder shall be given in the manner and to the address, and shall be deemed given at the time, specified in or pursuant to Section 12.6 of the Master Agreement.

Delay by Brunswick not a Waiver, etc. No delay on the part of Brunswick in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Brunswick of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action of Brunswick permitted hereunder shall in any way affect or impair the rights of Brunswick or the obligations of RMF under this Agreement.

Security. The obligations of RMF hereunder are secured as more fully set forth in the Master Agreement.

Successors and Assigns. This Agreement shall be binding upon RMF and the heirs and legal representatives of RMF and shall inure to the benefit of Brunswick and the successors and assigns of Brunswick.

Applicable Law; Choice of Forum. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of North Carolina. The parties agree that any suit, action or proceeding brought in connection with or arising out of this Agreement shall be brought solely in the Federal Courts of the Northern District of Illinois or, if such court lacks jurisdiction, in the State Court located in Lake County, Illinois. Any party may plead this Section 12 as a waiver of jurisdiction in any other court in which an action, suit or proceeding is brought.

Waiver of Jury Trial. THE PARTIES HERETO WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH

OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Relationship to RMF Guaranty. The parties hereto (a) acknowledge that if Brunswick purchases the Bank Liabilities pursuant to the Contingent Purchase Agreement for more than $14,700,000, then Brunswick may have claims against RMF under this Agreement and under the RMF Guaranty (as assignee of the Bank); and (b) agree that under such circumstances, (i) Brunswick may enforce its rights under this Agreement and/or the RMF Guaranty concurrently and/or successively in such order as Brunswick may elect and (ii) the total recovery under both this Agreement and the RMF Guaranty shall not exceed the amount of the Bank Liabilities which Brunswick may pay to the Bank in excess of $14,700,000 plus enforcement and collection costs incurred under this Agreement and/or the RMF Guaranty. RMF shall not challenge any amounts paid by Brunswick to the Bank as unreasonable, unnecessary, made in bad faith, voluntarily made or as somehow being otherwise made in a manner that does not support Brunswick’s request for reimbursement pursuant to this Agreement.

Termination. At such time as the Bank Liabilities have been indefeasibly and irrevocably reduced or paid down to $14,700,000 or less and there is no ability for the Bank Liabilities to increase to more than $14,700,000, this Agreement shall terminate and Brunswick shall release all collateral securing RMF’s obligations hereunder. At such time, Brunswick shall also acknowledge that it has no further rights under the RMF Guaranty.

Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, such provision shall not affect or impair the validity, legality or enforceability of this Agreement or any of the other provisions hereof, and there shall be substituted for the provision at issue a valid and enforceable provision as similar as possible to the provision at issue.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year first above written.

/S/ Reginald M. Fountain, Jr. Reginald M. Fountain, Jr.

BRUNSWICK CORPORATION By: /S/ Patrick C. Mackey Name Printed: Patrick C. Mackey Title: Vice President

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